Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

SERIES B COMMON STOCK EQUIVALENT

OF

UMPQUA HOLDINGS CORPORATION

A. Designation

In accordance with Section G of Article III of the Restated Articles of Incorporation filed on November 14, 2008 (as amended from time to time, and including any successor certificate of incorporation, articles of association or similar organizational document, the “Charter”) of Umpqua Holdings Corporation, a corporation organized and existing under the laws of the State of Oregon (the “Corporation”), there is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as “Series B Common Stock Equivalent” (“Designated Preferred Stock”), and the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, conversion or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1. Number of Shares; Fractional Shares.

(a) The authorized number of shares of Designated Preferred Stock shall be 189,750.

(b) Each Holder of a fractional interest in a share of Designated Preferred Stock shall be entitled, proportionately, to all the rights, preferences and privileges of the Designated Preferred Stock (including, without limitation, the conversion, dividend, voting, redemption and liquidation rights contained in this Certificate of Designations).

Section 2. Definitions. The following terms are used in this Certificate of Designations as defined below:

(a) “Common Stock” means the common stock, no par value, of the Corporation, subject to Section 9 of Part B.

(b) “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(c) “Junior Stock” means the Common Stock and any other class or series of capital stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(d) “Liquidation Amount” means $1,100 per share of Designated Preferred Stock.

(e) “Parity Stock” means any class or series of capital stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series shall rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Section 3. Certain Voting Matters.

(a) Whether the vote or consent of the Holders of a plurality, majority or other portion of the shares of Designated Preferred Stock and any Common Stock has been cast or given on any matter on which under Sections 10(a) or 10(b) of Part B the Holders of shares of Designated Preferred Stock are entitled to vote shall be determined by the Corporation by reference to a number of votes per share of Designated Preferred Stock equal to the Conversion Rate (as defined in Section 2 of Part B) in effect on the record date for such vote or consent, if any, or in the absence of a record date, on the date for such vote or consent.

(b) Whether the vote or consent of the Holders of a plurality, majority or other portion of the shares of Designated Preferred Stock and any Voting Parity Stock has been cast or given on any matter on which under Sections 10(c) and 10(d) of Part B the Holders of shares of Designated Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amount of the shares voted or covered by the consent as if the Corporation were liquidated on the record date for such vote or consent, if any, or, in the absence of a record date, on the date for such vote or consent.

(c) The Corporation shall aggregate any fractional interests in a share of Designated Preferred Stock with all other fractional interests having made the same voting or consent decision and shall count the number of whole votes resulting from such aggregation in accordance with the voting or consent decisions received.

B. Standard Provisions

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual. The Designated Preferred Stock shall rank equally with Parity Stock and senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation. Unless otherwise explicitly specified, each Section reference specified in this Part B refers to the relevant Section of this Part B.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

“Alternate Dividend Amount” means an amount equal to the product of (a) the Liquidation Amount and (b) a per annum rate of 15%.

“Approval Deadline” means the Dividend Payment Date that is scheduled to occur on August 15, 2010.

“As-Converted Dividend Amount” means, with respect to any Dividend Period, the product of (a) the pro forma per share quarterly Common Stock dividend derived by (i) annualizing the last quarterly cash dividend declared during such Dividend Period on the Common Stock and (ii) dividing such annualized dividend by four, and (b) the then-current Conversion Rate; provided that for any such Dividend Period during which no quarterly cash dividend has been declared on the Common Stock, the “As-Converted Dividend Amount” shall be deemed to be $0.00.

“As-Converted Liquidation Amount” has the meaning set forth in Section 4(c).

“Board of Directors” means the board of directors of the Corporation.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

“Bylaws” means the bylaws of the Corporation, as amended from time to time.

“Certificated Designated Preferred Stock” has the meaning set forth in Section 18(a).

“Certificate of Amendment” means the amendment to the Charter of the Corporation reflecting the Shareholder Approval.

“Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, as it may be amended from time to time.

“Charter” has the meaning set forth in the first paragraph of Part A.

“Clause A Distribution” has the meaning set forth in Section 8(a)(iii).

“Clause B Distribution” has the meaning set forth in Section 8(a)(iii).

“Clause C Distribution” has the meaning set forth in Section 8(a)(iii).

“close of business” means 5:00 p.m. (New York City time).

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Designated Preferred Stock, and its successors and assigns.

“Conversion Rate” means, for each share of Designated Preferred Stock, 100 shares of Common Stock, subject to adjustment as set forth herein.

“Corporation” has the meaning set forth in the first paragraph of Part A.

“Current Market Price” per share of Common Stock on any day means the average of the VWAP per share of Common Stock on each of the 10 consecutive Trading Days ending on, and including, the specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted by the Board of Directors or a duly authorized committee thereof to take into account the occurrence during such period of any event described in Section 8.

“Depositary” means The Depository Trust Company or its nominee or any successor depositary appointed by the Corporation.

“Designated Preferred Stock” has the meaning set forth in the first paragraph of Part A.

“Dividend Period” means the period from, and including, any Dividend Payment Date (or, if a Dividend Payment Date has not occurred, the Original Issue Date) to, but excluding, the immediately succeeding Dividend Payment Date.

“Dividend Record Date” has the meaning set forth in Section 3(d).

“Dividend Threshold Amount” has the meaning set forth in Section 8(a)(iv).

“Exchange Property” has the meaning set forth in Section 9(a).

“Expiration Date” has the meaning set forth in Section 8(a)(v).

“Expiration Time” has the meaning set forth in Section 8(a)(v).

“Holders” means the Persons in whose names the shares of Designated Preferred Stock are registered, which may be treated by the Corporation, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owners of the shares of Designated Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Last Reported Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by Pink OTC Markets Inc. or a similar organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from a nationally recognized investment banking firm (unaffiliated with the Corporation) selected by the Corporation for this purpose.

“Liquidation Participation Amount” has the meaning set forth in Section 4(c).

“Liquidation Preference” has the meaning set forth in Section 4(a).

“Mandatory Conversion Date” means the first Business Day after the date on which the Shareholder Approval has been received.

“Market Disruption Event” means (a) a failure by the primary United States national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open (the “Relevant Exchange”) for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any day that is scheduled to be a Trading Day for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.

“Merger Common Stock” has the meaning set forth in Section 9(d)(i).

“Merger Valuation Percentage” for any Reorganization Event shall be equal to (a) the arithmetic average of the Last Reported Sale Prices of one share of Merger Common Stock over the relevant Merger Valuation Period (determined as if references to “Common Stock” in the definition of “Last Reported Sale Price” were references to the “Merger Common Stock” for such Reorganization Event), divided by (b) the arithmetic average of the Last Reported Sale Prices of one share of Common Stock over the relevant Merger Valuation Period.

“Merger Valuation Period” for any Reorganization Event means the five consecutive Trading Day period immediately preceding, but excluding, the effective date for such Reorganization Event.

“Nonpayment” has the meaning set forth in Section 10(c).

“Officer” means the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the General Counsel, the Corporate Secretary or any Assistant Secretary of the Corporation.

“Officers’ Certificate” means a certificate signed by (i) one of the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer or the Treasurer and (ii) any Assistant Treasurer, the General Counsel, the Corporate Secretary or any Assistant Secretary of the Corporation, and delivered to the Conversion Agent.

“open of business” means 9:00 a.m. (New York City time).

“Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, common trust fund or trust.

“Preferred Director” has the meaning set forth in Section 10(c).

“Preferred Directors” has the meaning set forth in Section 10(c).

“Preferred Stock” means any and all series of preferred stock of the Corporation, including, without limitation, the Designated Preferred Stock.

“Purchased Shares” has the meaning set forth in Section 8(a)(v).

“Record Date” has the meaning set forth in Section 8(e).

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Designated Preferred Stock, and its successors and assigns.

“Relevant Exchange” has the meaning set forth above in the definition of Market Disruption Event.

“Reorganization Event” has the meaning set forth in Section 9(a).

“Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

“Shareholder Approval” means the approval by the stockholders of the Corporation of an amendment to the Charter of the Corporation to increase the number of authorized shares of Common Stock to at least such number as shall be sufficient to permit the full conversion of the Designated Preferred Stock into Common Stock.

“Subsidiary” means, with respect to the Corporation, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) the Corporation, (ii) the Corporation and one or more subsidiaries of the Corporation or (iii) one or more subsidiaries of the corporation.

“Trading Day” means a Business Day on which (a) there is no Market Disruption Event and (b) trading in the Common Stock generally occurs on the Relevant Exchange, except that if no Relevant Exchange exists for the Common Stock (or other security for which a VWAP must be determined), then “Trading Day” means a Business Day.

“Transfer Agent” means Mellon Investor Services LLC, acting as Transfer Agent, Registrar, paying agent and Conversion Agent for the Designated Preferred Stock, and its successors and assigns.

“Trigger Event” has the meaning set forth in Section 8(a)(iii).

“Voting Parity Stock” means, with regard to any matter on which the Holders of Designated Preferred Stock are entitled to vote as specified in Section 10(c), any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter. Without limiting the foregoing, Voting Parity Stock shall include the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

“VWAP” per share of the Common Stock (or any other security for which a VWAP must be determined) on any Trading Day means, in the case of the Common Stock, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “UMPQ.UQ <equity> AQR (or its equivalent successor if such page is not available) or, in the case of such other security, the per share volume-weighted average price as displayed on the appropriate Bloomberg page, in each case in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock (or such other security) on such Trading Day determined, using a volume-weighted average method, by each of at least three nationally recognized investment banking firms (each unaffiliated with the Corporation) retained for this purpose by the Corporation).

Section 3. Dividends. (a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee thereof, but only out of assets legally available therefor, dividends and any other distributions, whether payable in cash, securities or any other form of property or assets, in an amount determined as described in Sections 3(b) and 3(c) below.

Dividends payable on the Designated Preferred Stock are non-cumulative. If neither the Board of Directors nor any duly authorized committee thereof declares a dividend on the Designated Preferred Stock with respect to a Dividend Period, no dividend shall accrue, and the Corporation shall have no obligation to pay, and Holders shall have no right to receive, a dividend for such Dividend Period, whether or not dividends on the Designated Preferred Stock or any other series of Preferred Stock or common stock, including the Common Stock, of the Corporation are declared for any other Dividend Period. References herein to the “accrual” of non-cumulative dividends refer only to the determination of the amount of such dividends and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

Notwithstanding the definition of “Dividend Payment Date” and for the avoidance of doubt, prior to the Approval Deadline, on the same date that the Corporation pays any dividend or distribution on shares of Common Stock (irrespective of whether such date is a Dividend Payment Date), the Corporation shall pay a corresponding dividend or distribution, on an as-converted basis, to Holders of the Designated Preferred Stock.

(b) Subject to Section 3(a) above, from, and including, the Original Issue Date to, but excluding, the Approval Deadline, the Board of Directors or a duly authorized committee thereof may not declare or pay any dividend or make any distribution (including, but not limited to, regular quarterly dividends) in respect of the Common Stock, whether payable in cash, securities or any other form of property or assets, unless the Board of Directors or a duly authorized committee thereof declares and pays to the Holders of the Designated Preferred Stock, at the

same time (irrespective of whether or not such time is a Dividend Payment Date) and on the same terms as holders of Common Stock, a dividend per share of Designated Preferred Stock equal to the product of (i) any dividend or distribution, as applicable, declared and paid or made in respect of each share of Common Stock and (ii) the Conversion Rate as of the Record Date for such dividend or distribution. Any dividend or distribution payable on the Designated Preferred Stock pursuant to this Section 3(b) shall be paid in the same form of consideration (whether cash, securities or any other form of property or assets, as the case may be) as the corresponding dividend or distribution on the Common Stock.

(c) Subject to Section 3(a) above, for each Dividend Period from, and including, the Approval Deadline, non-cumulative cash dividends shall be payable on the Designated Preferred Stock in an amount equal to the greater of (i) the As-Converted Dividend Amount and (ii) the Alternate Dividend Amount.

The dividends described in this Section 3(c) shall (x) be non-cumulative, (y) begin to accrue from, and including, the Approval Deadline and (z) to the extent declared by the Board of Directors or a duly authorized committee thereof, be payable quarterly on each Dividend Payment Date, commencing with the Dividend Period ending on, and including, November 15, 2010.

(d) In the event that any Dividend Payment Date in respect of which a dividend is to be paid would otherwise fall on a day that is not a Business Day, the dividend payment due on that date shall be postponed to the next day that is a Business Day and no additional dividends shall accrue as a result of that postponement.

Dividends that are payable pursuant to Section 3(c) on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable pursuant to Section 3(c) on Designated Preferred Stock on any date prior to the end of a Dividend Period or on any Dividend Payment Date for a Dividend Period that is shorter than a full Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock shall be payable to Holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which (i) with respect to dividends payable pursuant to Section 3(b), shall be the same day as the record date for the payment of the corresponding dividends to the holders of shares of Common Stock and (ii) with respect to dividends payable pursuant to Section 3(c), shall be the February 1, May 1, August 1 or November 1, as the case may be, immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee thereof that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(e) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable on Junior Stock other than the Common Stock solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its Subsidiaries unless, in each case, full dividends on all outstanding shares of Designated Preferred Stock have been paid or declared and set aside for payment in respect of the most recently completed Dividend Period. The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount pursuant to a publicly announced repurchase plan) and consistent with past practice; provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer Subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer Subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer Subsidiary; (iv) any dividends or distributions of rights of Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan, so long as provision is made so that Holders receive such rights upon conversion of their shares of Designated Preferred Stock into shares of Common Stock on the Mandatory Conversion Rate, and subject to any applicable adjustment in the Conversion Rate pursuant to Section 8(a)(iii); (v) the acquisition by the Corporation or any of its Subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other Persons (other than the Corporation or any of its Subsidiaries), including as trustees or custodians; or (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Original Issue Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different than the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock and all

Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee thereof out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. However, the Corporation shall have no obligation to pay, and Holders will have no right to receive, any remaining accrued but unpaid dividends, pursuant to Section 3(b) or Section 3(c) above. If the Board of Directors or a duly authorized committee thereof determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the Holders of Designated Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee thereof may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and Holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights. (a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, Holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock or other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (x) the Liquidation Amount per share and (y) the amount of any unpaid dividends, whether or not declared, accrued from, and including, the immediately preceding Dividend Payment Date to, but excluding, the date of payment (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect to any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, Holders of Designated Preferred Stock and the holders of such other stock shall share ratably (based on the relative Liquidation Preference of the Designated Preferred Stock and the liquidation preference of such other stock) in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all Holders of Designated Preferred Stock and the corresponding amounts payable with respect to any other stock of the Corporation ranking equally with the Designated Preferred Stock as to such distribution have been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences; provided that if the amount of such assets or proceeds to be distributed with respect to a number of shares of Common Stock equal to the then-current

Conversion Rate (the “As-Converted Liquidation Amount”) exceeds the Liquidation Preference, then Holders of Designated Preferred Stock shall be entitled to receive, for each share of Designated Preferred Stock, an additional amount (the “Liquidation Participation Amount”) out of such assets or proceeds such that the As-Converted Liquidation Amount equals the sum of the Liquidation Preference, plus the Liquidation Participation Amount, after making appropriate adjustment such that the holders of Designated Preferred Stock receive the same amount on an as-converted basis as the holders of a number of shares of Common Stock equal to the then-current Conversion Rate.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the Holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Optional Redemption; Repurchase. The Designated Preferred Stock shall not be redeemable at the Corporation’s option at any time or subject to repurchase at the option of Holders at any time.

Section 6. Mandatory Conversion on the Mandatory Conversion Date; Fractional Shares. (a) Effective as of the close of business on the Mandatory Conversion Date, each share of Designated Preferred Stock shall automatically convert into shares of Common Stock at the then-current Conversion Rate.

(b) No fractional shares of Common Stock will be issued to Holders of the Designated Preferred Stock upon conversion. In lieu of fractional shares otherwise issuable, Holders will be entitled to receive an amount in cash equal to the fraction of a share of Common Stock, calculated on an aggregate basis in respect of the shares of Designated Preferred Stock being converted, multiplied by the Last Reported Sale Price of the Common Stock on the Mandatory Conversion Date.

Section 7. Conversion Procedures. (a) Stockholder Approval. The Corporation hereby covenants and agrees to use its reasonable best efforts to hold a special meeting of its stockholders as soon as practicable, but not later than the Approval Deadline, at which it shall seek to obtain the requisite stockholder approval of the Certificate of Amendment to increase the number of authorized shares of Common Stock to a number at least sufficient to permit the conversion of the Designated Preferred Stock into shares of the Common Stock. If the Corporation fails to obtain such stockholder approval by the Approval Deadline, the Corporation hereby covenants and agrees that it shall continue to seek to obtain such approval at least as frequently as every six months thereafter until approval has been obtained.

(b) Effect of Mandatory Conversion Date. Effective immediately prior to the close of business on the Mandatory Conversion Date, dividends shall no longer be declared on any such converted shares of Designated Preferred Stock and such shares of Designated Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders to receive any (i) declared and unpaid dividends or distributions (with respect to dividends or distributions described in Section 3(b) above) on such shares, (ii) declared and unpaid dividends or distributions (with respect to dividends or distributions described in Section 3(c) above) on such shares in an amount calculated as if the Mandatory Conversion Date were a Dividend Payment Date and (iii) any other payments to which they are otherwise entitled pursuant to the terms hereof.

(c) Rights Prior to Conversion. No allowance or adjustment, except pursuant to Section 8 below, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Mandatory Conversion Date (except to the extent of the dividends described in Sections 3(b) and 3(c) above). Prior to the close of business on the Mandatory Conversion Date, the shares of Common Stock or other Exchange Property consisting, in whole or in part, of other securities issuable upon conversion of the Designated Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock (or such other securities) issuable upon conversion (including, without limitation, voting rights, rights to respond to tender offers for the Common Stock or such other securities and rights to receive any dividends or other distributions on the Common Stock or such other securities issuable upon conversion) by virtue of holding shares of Designated Preferred Stock (except to the extent of the dividends described in Sections 3(b) and 3(c) above and the voting rights described in Section 10 below).

(d) Record Holder as of Conversion Date. The Person or Persons entitled to receive the Common Stock (or other Exchange Property) issuable upon conversion of Designated Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock (or other Exchange Property) as of the close of business on the Mandatory Conversion Date. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock (or other Exchange Property) to be issued or paid upon conversion of shares of Designated Preferred Stock should be registered or paid or the manner in which such shares of Common Stock (or other Exchange Property) should be delivered, the Corporation shall be entitled to register and deliver such shares of Common Stock (or other Exchange Property), and make such payment, in the name of the Holder (as of the close of business on the Mandatory Conversion Date) and in the manner shown on the records of the Corporation.

(e) Reacquired Shares. Shares of Designated Preferred Stock duly converted in accordance with this Certificate of Designations, or otherwise reacquired by the Corporation, will, upon the effectiveness of such conversion or reacquisition, resume the status of authorized and unissued shares of Preferred Stock of the Corporation, undesignated as to series and available for future issuance; provided that any such shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock of the Corporation other than Designated Preferred Stock. The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Designated Preferred Stock.

Section 8. Anti-Dilution Adjustments. (a) Adjustments. The Conversion Rate will be subject to adjustment, without duplication, under the following circumstances:

(i) the issuance by the Corporation of Common Stock as a dividend or distribution to all or substantially all holders of Common Stock, or a subdivision or combination (including, without limitation, a reverse stock split) of Common Stock, in which event the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x (OS1 / OS0)

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution or immediately prior to the open of business on the effective date for such subdivision or combination, as the case may be;

CR1	=	the Conversion Rate in effect immediately after the close of business on such Record Date or immediately after the open of business on such effective date, as the case may be;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the close of business on such Record Date or immediately prior to the open of business on such effective date, as the case may be (and prior to giving effect to such event); and

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, subdivision or combination.

Notwithstanding the foregoing, no adjustment will be made pursuant to this Section 8(a)(i) for the issuance by the Corporation of Common Stock as a dividend or distribution to all or substantially all holders of Common Stock to the extent (but only to the extent) such dividend or distribution is paid to all Holders of the Designated Preferred Stock pursuant to Section 3(b) above.

Any adjustment made under this Section 8(a)(i) shall become effective immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the effective date for such share subdivision or combination, as the case may be. If any dividend or distribution of the type described in this Section 8(a)(i) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors or a duly authorized committee thereof determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(ii) the issuance by the Corporation to all or substantially all holders of Common Stock of rights, options or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights, options or warrants to subscribe for or purchase shares of Common Stock at less than the Current Market Price per share of Common Stock as of the announcement date for such issuance, in which event the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x (OS0 + X) / (OS0 + Y)

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such issuance;

CR1	=	the Conversion Rate in effect immediately after the close of business on such Record Date;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the close of business on such Record Date;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the aggregate price payable to exercise such rights, divided by the Current Market Price per share of Common Stock as of the announcement date for such issuance.

Notwithstanding the foregoing, no adjustment will be made pursuant to this Section 8(a)(ii) for the issuance to all or substantially all holders of Common Stock of rights, options or warrants to purchase shares of Common Stock at less than the Current Market Price per share of Common Stock as of the announcement date for such issuance to the extent (but only to the extent) such issuance is paid to all Holders of the Designated Preferred Stock pursuant to Section 3(b) above.

Any increase in the Conversion Rate made pursuant to this Section 8(a)(ii) shall become effective immediately after the close of business on the Record Date for such issuance. To the extent such rights, options or warrants are not exercised prior to their expiration or termination, the Conversion Rate shall be decreased, effective as of the date of such expiration or termination, to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate shall be decreased, effective as of the date the Board of Directors or a duly authorized committee thereof determines not to issue such rights, options or warrants, to the Conversion Rate that would then be in effect if such Record Date for such issuance had not occurred.

For purposes of this Section 8(a)(ii), in determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase shares of the Common Stock at less than the Current Market Price per share of Common Stock as of the announcement date for such issuance, and in determining the aggregate price payable to exercise such rights, options or warrants, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors or a duly authorized committee thereof.

(iii) the Corporation pays a dividend or other distribution to all or substantially all holders of Common Stock of shares of capital stock of the Corporation (other than Common Stock) or evidences of its indebtedness or its assets (excluding (x) any dividend, distribution or issuance as to which an adjustment was effected pursuant to clause (i) or (ii) above or clause (iv) or (v) below and (y) “spin-offs” as to which the provisions set forth below in this clause (iii) apply), in which event the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x SP0 / (SP0 – FMV)

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the close of business on such Record Date;

SP0	=	the Current Market Price per share of Common Stock as of such Record Date; and

FMV	=	the fair market value (as determined in good faith by the Board of Directors or a duly authorized committee thereof) on the Record Date for such dividend or distribution of the shares of capital stock of the Corporation or evidences of indebtedness or assets so distributed, expressed as an amount per share of Common Stock.

Notwithstanding the foregoing, no adjustment will be made pursuant to this portion of Section 8(a)(iii) for any dividend or other distribution to all or substantially all holders of Common Stock of shares of capital stock of the Corporation (other than Common Stock) or evidences of its indebtedness or its assets to the extent (but only to the extent) such dividend or other distribution is paid to all Holders of the Designated Preferred Stock pursuant to Section 3(b) above.

If the Board of Directors or a duly authorized committee thereof determines that the “FMV” (as defined above) of any dividend or other distribution for purposes of this Section 8(a)(iii) above by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Current Market Price per share of the Common Stock as of the Record Date for such dividend or other distribution. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of the Designated Preferred Stock shall receive, in respect of each share thereof, at the same time and upon the same terms as holders of the Common Stock receive the shares of capital stock of the Corporation (other than Common Stock) or evidences of its indebtedness or its assets, the amount of shares of capital stock of the Corporation (other than Common Stock) or evidences of its indebtedness or its assets that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or other distribution.

Any increase made under the portion of this Section 8(a)(iii) above shall become effective immediately after the close of business on the Record Date for such dividend or other distribution. If such dividend or other distribution is not so paid or made, the Conversion Rate shall be decreased, effective as of the date the Board of Directors or a duly authorized committee thereof determines not to pay such dividend or other distribution, to the Conversion Rate that would then be in effect if such dividend or other distribution had not been declared.

Notwithstanding the foregoing, if the transaction that gives rise to an adjustment pursuant to this clause (iii) is one pursuant to which the payment of a dividend or other distribution on the Common Stock consists of shares of capital stock of the Corporation of, or similar equity interests in, a Subsidiary or other business unit of the Corporation (i.e., a spin-off) that are, or, when issued, will be, traded on a U.S. national securities exchange, then the Conversion Rate shall instead be increased based on the following formula:

CR1 = CR0 x (FMV0 + MP0) / MP0

where,

CR0	=	the Conversion Rate in effect at the close of business on the tenth Trading Day immediately following, and including, the date on which “ex-dividend trading” commences for such dividend or distribution on the Relevant Exchange;

CR1	=	the Conversion Rate in effect immediately after the close of business on the tenth Trading Day immediately following, and including, the date on which “ex-dividend trading” commences for such dividend or distribution on the Relevant Exchange;

FMV0	=	the average VWAP per share of such capital stock or similar equity interests distributed to holders of Common Stock applicable to one share of Common Stock over each of the 10 consecutive Trading Days commencing on, and including, the date on which “ex-dividend trading” commences for such dividend or distribution on the Relevant Exchange; and

MP0	=	the average VWAP per share of the Common Stock over each of the 10 consecutive Trading Days commencing on, and including, the date on which “ex-dividend trading” commences for such dividend or distribution on the Relevant Exchange.

Notwithstanding the foregoing, no adjustment will be made under this portion of Section 8(a)(iii) for any dividend or other distribution on Common Stock that consists of shares of capital stock of the Corporation of, or similar equity interests in, a Subsidiary or other business unit of the Corporation to the extent (but only to the extent) such dividend or other distribution is paid to all Holders of the Designated Preferred Stock pursuant to Section 3(b) above.

The adjustment to the Conversion Rate under the preceding paragraph shall become effective at the close of business on the tenth Trading Day immediately following, and including, the date on which “ex-dividend trading” commences for such dividend or distribution on the Relevant Exchange; provided that if the Mandatory Conversion Date occurs during the ten Trading Day period immediately following, and including, the date on which “ex-dividend trading” commences for such dividend or distribution on the primary U.S. national or regional securities exchange or market on which Common Stock is then listed or quoted, references in the portion of this Section 8(a)(iii) related to spin-offs to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the ex-dividend date of such spin-off and the Mandatory Conversion Date in determining the applicable Conversion Rate as of such Mandatory Conversion Date.

For purposes of this Section 8(a)(iii) (and subject in all respect to Section 8(a)(ii)), rights, options or warrants distributed by the Corporation to all or substantially all holders of its Common Stock entitling them to subscribe for or purchase shares of the Corporation’s capital stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of the Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this Section 8(a)(iii) (and no adjustment to the Conversion Rate under this Section 8(a)(iii) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 8(a)(iii). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Original Issue Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 8(a)(iii) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of Section 8(a)(i), Section 8(a)(ii) and this Section 8(a)(iii), any dividend or distribution to which this Section 8(a)(iii) is applicable that also includes one or both of:

(A) a dividend or distribution of shares of Common Stock to which Section 8(a)(i) is applicable (the “Clause A Distribution”); or

(B) an issuance of rights, options or warrants to which Section 8(a)(ii) is applicable (the “Clause B Distribution”),

then (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 8(a)(iii) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 8(a)(iii) with respect to such Clause C Distribution shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 8(a)(i) and Section 8(a)(ii) with respect thereto shall then be made, except that, if determined by the Corporation (I) the “Record Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Record Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the close of business on such Record Date or immediately prior to the open of business on the effective date” within the meaning of Section 8(a)(i) or “outstanding immediately prior to the close of business on such Record Date” within the meaning of Section 8(a)(ii).

(iv) the Corporation pays a distribution consisting exclusively of cash to all or substantially all holders of Common Stock, excluding (a) any cash dividend on Common Stock to the extent that the aggregate cash dividend per share of Common Stock does not exceed $0.05 in any fiscal quarter (the “Dividend Threshold Amount”), (b) any cash that is distributed as part of a distribution referred to in clause (iii) above and (c) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its Subsidiaries referred to in clause (v) below, in which event, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x (SP0 – T) / (SP0 – C)

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the close of business on the Record Date for such distribution;

SP0	=	the Current Market Price per share of Common Stock as of the Record Date for such distribution;

T	=	the Dividend Threshold Amount; provided that if the distribution is not a regularly scheduled cash quarterly dividend, the Dividend Threshold Amount shall be deemed to be zero; and

C	=	an amount of cash per share of Common Stock the Corporation distributes to holders of its Common Stock.

The Dividend Threshold Amount is subject to adjustment on an inversely proportional basis whenever the Conversion Rate is adjusted; provided that no adjustment will be made to the Dividend Threshold Amount for any adjustment made to the Conversion Rate pursuant to this clause (iv).

Notwithstanding the foregoing, no adjustment will be made pursuant to this Section 8(a)(iv) for any distribution consisting exclusively of cash to all or substantially all holders of Common Stock to the extent (but only to the extent) such dividend or other distribution is paid to all Holders of the Designated Preferred Stock pursuant to Section 3(b) above.

The adjustment to the Conversion Rate pursuant to this Section 8(a)(iv) shall become effective immediately after the close of business on the Record Date for such distribution. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of the Designated Preferred Stock shall receive, in respect of each share thereof, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect immediately prior to the close of business on the Record Date for such or distribution. If such distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors or a duly authorized committee thereof determines not to pay such dividend, to the Conversion Rate that would then be in effect if such distribution had not been declared.

(v) the Corporation or one or more of its Subsidiaries purchases Common Stock pursuant to a tender offer or exchange offer and the cash and value of any other consideration included in the payment per share of Common Stock validly tendered or exchanged exceeds the VWAP per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), in which event the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 x [(FMV + (SP1 x OS1)] / (SP1 x OS0)

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the tenth Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

CR1	=	the Conversion Rate in effect immediately after the close of business on the tenth Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

FMV	=	the fair market value (as determined in good faith by the Board of Directors or a duly authorized committee thereof) as of the Expiration Date of the aggregate value of all cash and any other consideration paid or payable for shares of Common Stock validly tendered or exchanged and not withdrawn as of the Expiration Date (the “Purchased Shares”);

OS1	=	the number of shares of Common Stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”), less any Purchased Shares;

OS0	=	the number of shares of Common Stock outstanding at the Expiration Time, including any Purchased Shares; and

SP1	=	the average VWAP per share of Common Stock over the ten consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

The adjustment to the Conversion Rate under this Section 8(a)(v) shall become effective immediately after the close of business on the tenth Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date; provided that if the Mandatory Conversion Date occurs during the ten Trading Day period immediately following, and including, the Trading Day next succeeding the Expiration Date, references in this Section 8(a)(v) to ten Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Trading Day next succeeding the Expiration Date and the Mandatory Conversion Date in determining the applicable Conversion Rate as of such Mandatory Conversion Date.

(b) Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Corporation to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided further that any such adjustment of less than one percent that has not been made will be made upon (x) the end of each fiscal year of the Corporation and (y) the Mandatory Conversion Date.

(c) When No Adjustment Required.

(i) Except as otherwise provided in this Section 8, the Conversion Rate will not be adjusted for the issuance of Common Stock or any option, warrant or right exercisable for, or securities convertible into or exchangeable for, Common Stock or carrying the right to purchase any of the foregoing or for the repurchase of Common Stock.

(ii) No adjustment to the Conversion Rate need be made:

(A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Stock under any plan;

(B) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its Subsidiaries; or

(C) solely for a change in the par value of the Common Stock.

(iii) On or after the Approval Deadline, no adjustment to the Conversion Rate need be made for a transaction referred to in Section 8(a)(i), (ii), (iii), (iv) or (v) above if Holders participate in the transaction that would otherwise require an adjustment (other than in the case of a share split or share combination), at the same time, upon the same terms and otherwise on the basis as holders of the Common Stock and solely as a result of holding the Designated Preferred Stock, as if such Holders held a number of shares of Common Stock equal to the Conversion Rate as of the Record Date for such transaction, multiplied by the number of shares of Designated Preferred Stock held by such Holders.

(d) Stockholder Rights Plans. To the extent that the Corporation has a rights plan in effect on the Mandatory Conversion Date, each share of Common Stock issued upon conversion of the Designated Preferred Stock shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any stockholder rights plan, as the same may be amended from time to time. If, however, on the Mandatory Conversion Date, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights plan so that the Holders would not be entitled to receive any rights in respect of Common Stock issuable upon conversion of the Designated Preferred Stock, then the Conversion Rate shall be adjusted at the time of the separation as if the Corporation paid a dividend or other distribution to all or substantially all holders of Common Stock of shares of capital stock of the Corporation (other than Common Stock) or evidences of its indebtedness or its assets as provided in
Section 8(a)(iii), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(e) Record Date. For purposes of this Section 8, “Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or a duly authorized committee thereof or by statute, contract or otherwise).

(f) Successive Adjustments. After an adjustment to the Conversion Rate under this Section 8, any subsequent event requiring an adjustment under this Section 8 shall cause an adjustment to such Conversion Rate as so adjusted.

(g) Multiple Adjustments. For the avoidance of doubt but subject to the final paragraph in Section 8(a)(iii) above, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 8 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder.

(h) Other Events. If any event occurs as to which the failure to make any adjustment to the Conversion Rate would adversely affect the conversion rights or conversion value represented by the Designated Preferred Stock, then the Board of Directors or a duly authorized committee thereof, acting in good faith, shall determine the adjustment, if any, on a basis consistent with the essential intent and principles herein, necessary to preserve, without dilution, the conversion rights and conversion value represented by the Designated Preferred Stock.

(i) Notice of Adjustments. Whenever the Conversion Rate is adjusted as provided under this Section 8, the Corporation shall within 10 Business Days following the occurrence of an event that requires such adjustment (or if the Corporation is not aware of such occurrence, as soon as reasonably practicable after becoming so aware):

(i) compute the adjusted applicable Conversion Rate in accordance with this Section 8 and prepare and transmit to the Conversion Agent an Officers’ Certificate setting forth the applicable Conversion Rate, as the case may be, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and

(ii) provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.

(j) Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the applicable Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officers’ Certificate delivered pursuant to Section 8(i) above and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Designated Preferred Stock; and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Corporation to issue, transfer or deliver any shares of Common Stock pursuant to the conversion of Designated Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Corporation contained in this Section 8.

Section 9. Adjustment for Reorganization Events. (a) Reorganization Events. In the event of:

(i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination);

(ii) any consolidation or merger of the Corporation with or into another Person;

(iii) any sale, transfer, lease or conveyance to another Person of all or substantially all the property and assets of the Corporation; or

(iv) any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition), any reclassification or any binding share exchange which reclassifies or changes its outstanding Common Stock;

in each case as a result of which the shares of Common Stock are exchanged for, or converted into, other securities, property or assets (including cash or any combination thereof) (any such event, a “Reorganization Event”), then, at and after the effective time of such Reorganization Event, each share of the Designated Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the holders of the Designated Preferred Stock, become convertible into the kind and amount of such other securities, property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Reorganization Event would have owned or been entitled to receive (the “Exchange Property”) upon the occurrence of such Reorganization Event, and, prior to or at the effective time of such Reorganization Event, the Corporation shall amend its Charter to provide for such change in the convertibility of the Designated Preferred Stock; provided that if the kind and amount of Exchange Property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person, then, for the purpose of this Section 9(a), the Exchange Property receivable upon such Reorganization Event shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make an election (or of all such holders if none makes an election). If the Mandatory Conversion Date follows a Reorganization Event, the Conversion Rate then in effect will be applied on the Mandatory Conversion Date to the amount of such Exchange Property received per share of Common Stock in the Reorganization Event, as determined in accordance with this Section 9.

(b) Successive Reorganization Events. The above provisions of this Section 9 shall similarly apply to successive Reorganization Events and the provisions of Section 8 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(c) Reorganization Event Notice. The Corporation (or any successor) shall, as soon as reasonably practicable (but in any event within 20 days) after the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 9.

(d) Adjustment of Dividend Threshold Amount. In connection with any Reorganization Event, the Dividend Threshold Amount shall subject to adjustment as described in clause (i), clause (ii) or clause (iii) below, as the case may be.

(i) In the case of a Reorganization Event in which the Exchange Property (determined, as appropriate, pursuant to the proviso in the first sentence of Section 9(a) above and excluding any dissenters’ appraisal rights) is composed entirely of shares of common stock (the “Merger Common Stock”), the Dividend Threshold Amount at and after the effective time of such Reorganization Event shall be equal to (x) the Dividend Threshold Amount immediately prior to the effective time of such Reorganization Event, divided by (y) the number of shares of Merger Common Stock that a holder of one share of Common Stock would receive in such Reorganization Event (such quotient rounded down to nearest cent).

(ii) In the case of a Reorganization Event in which the Exchange Property (determined, as appropriate, pursuant to the proviso in the first sentence of Section 9(a) above and excluding any dissenters’ appraisal rights) is composed in part of shares of Merger Common Stock, the Dividend Threshold Amount at and after the effective time of such Reorganization Event shall be equal to (x) the Dividend Threshold Amount immediately prior to the effective time of such Reorganization Event, multiplied by (y) the Merger Valuation Percentage for such Reorganization Event (such quotient rounded down to nearest cent).

(iii) For the avoidance of doubt, in the case of a Reorganization Event in which the Exchange Property (determined, as appropriate, pursuant to the proviso in the first sentence of Section 9(a) above and excluding any dissenters’ appraisal rights) is composed entirely of consideration other than shares of common stock, the Dividend Threshold Amount at and after the effective time of such Reorganization Event shall be equal to zero.

Section 10. Voting Rights. (a) General. Each share of Designated Preferred Stock shall entitle the Holders thereof to a number of votes equal to the Conversion Rate as of the record date for the vote or consent on all matters submitted to a vote of the stockholders of the Corporation; provided that the Holders of Designated Preferred Stock shall not be entitled to vote as to whether to amend the Charter of the Corporation to increase the number of authorized shares of Common Stock to at least such number as shall be sufficient to permit the full conversion of the Designated Preferred Stock into Common Stock, unless required by applicable law.

(b) Single Class. Except as otherwise provided herein, in the Charter or by applicable law, the Holders of shares of Designated Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation, except whether to amend the Charter of the Corporation as described in the proviso of Section 10(a) above.

(c) Preferred Stock Directors. Whenever, at any time or times, from and including the Approval Deadline, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive (a “Nonpayment”), the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class (and with voting rights allocated pro rata based on the liquidation amount of each such class or series), to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until full dividends have been paid on the Designated Preferred Stock following a Nonpayment for at least four consecutive quarterly Dividend Periods, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent Nonpayment; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the Holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately, and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the Holders of a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. For purposes of allocating voting rights among the Designated Preferred Stock and any other class or series of Voting Parity Stock entitled to vote under this Section 10(c), each share of Designated Preferred Stock shall be entitled to a number of votes equal to the quotient of the Liquidation Amount per share of Designated Preferred Stock, divided by $1,000.

(d) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the Holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 10(d)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock;

(iii) Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions of Designated Preferred Stock immediately prior to such consummation, taken as a whole; or

(iv) Consolidations that are potentially adverse to Holders;

provided, however, that the Holders of Designated Preferred Stock shall not be entitled to vote as to whether to amend the Charter of the Corporation to increase the number of authorized shares of Common Stock to at least such number as shall be sufficient to permit the full conversion of the Designated Preferred Stock into Common Stock, except as required by applicable law; and provided further that for all purposes of this Section 10(d), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other Persons prior to the Original Issue Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules that the Board of Directors or any duly authorized committee thereof, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 11. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the record Holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such Transfer Agent shall be affected by any notice to the contrary.

Section 12. Rank. Notwithstanding anything set forth in the Charter or this Certificate of Designations to the contrary, the Board of Directors or any duly authorized committee thereof, without the vote of the Holders, may authorize and issue additional shares of Junior Stock or Parity Stock.

Section 13. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 14. Notice of Shareholder Approval; Effectiveness Thereof. The Corporation shall notify the Holders of the status of the Shareholder Approval on the Business Day immediately succeeding the date on which the Shareholder Approval has been received or the date on which the Shareholder Approval has been sought but not received, as applicable. If the Shareholder Approval has been received, such notice will state (i) that such Business Day is the Mandatory Conversion Date, (ii) the number of shares of Common Stock to be issued upon conversion of each share of Designated Preferred Stock and (iii) instructions regarding the surrender of certificates of Designated Preferred Stock for Common Stock to the Transfer Agent. On the Mandatory Conversion Date, the Designated Preferred Stock shall automatically convert into shares of Common Stock based on the then-current Conversion Rate (with the Corporation paying cash for fractional shares in accordance with Section 6(b) above) and, thereafter, (x) all shares of Designated Preferred Stock will resume the status of authorized and unissued shares of Preferred Stock of the Corporation and (y) all other rights of the Holders of such shares of Designated Preferred Stock shall terminate, in each case, irrespective of whether the certificates of Designated Preferred Stock have been surrendered to the Transfer Agent.

Section 15. No Sinking Fund. Shares of Designated Preferred Stock are not subject to the operation of a sinking fund.

Section 16. Reservation of Common Stock. (a) Sufficient Shares. In order to cause an effective date for the Certificate of Amendment no later than one Business Day following the Shareholder Approval, the Corporation shall file the Certificate of Amendment with the Secretary of State of the State of Oregon as soon as practicable after the date the Corporation receives the Shareholder Approval, but no later than one Business Day following receipt of the Shareholder Approval. As soon as practicable after the effective date of the Certificate of Amendment, the Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Designated Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Designated Preferred Stock then outstanding at the then-current Conversion Rate. For purposes of this Section 16, the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Designated Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Use of Acquired Shares. Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Designated Preferred Stock, as herein provided, shares of Common Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) Free and Clear Delivery. All shares of Common Stock or other securities delivered upon conversion of the Designated Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free of preemptive rights and free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d) Compliance with Law. Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Designated Preferred Stock, the Corporation shall comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e) Listing. The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on The NASDAQ Global Select Market or any other national securities exchange or automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Designated Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system require the Corporation to defer the listing of such Common Stock until the Mandatory Conversion Date in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Designated Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

Section 17. Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Designated Preferred Stock shall be Mellon Investor Services LLC. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof to the Holders.

Section 18. Form. (a) The Designated Preferred Stock shall be issued in the form of one or more definitive shares in fully registered form in substantially the form attached hereto as Exhibit A (each, a “Certificated Designated Preferred Stock”), which is hereby incorporated in and expressly made a part of this Certificate of Designations. Each Certificated Designated Preferred Stock shall reflect the number of shares of Certificated Designated Preferred Stock represented thereby, and may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). Each Certificated Designated Preferred Stock shall be registered in the name or names of the Person or Persons specified by the Depositary in a written instrument to the Registrar.

(b) Signature. An Officer shall sign each Share of Certificated Designated Preferred Stock for the Corporation, in accordance with the Corporation’s Bylaws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Certificated Designated Preferred Stock no longer holds that office at the time the Transfer Agent countersigned the Certificated Designated Preferred Stock, the Certificated Designated Preferred Stock shall be valid nevertheless. A Certificated Designated Preferred Stock shall not be valid until an authorized signatory of the Transfer Agent manually countersigns Certificated Designated Preferred Stock. Each Certificated Designated Preferred Stock shall be dated the date of its countersignature.

Section 19. Replacement Certificates. The Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation; provided that the Corporation shall not be required to issue any additional certificates representing the Designated Preferred Stock on or after the Mandatory Conversion Date. In place of the delivery of a replacement certificate following the Mandatory Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described in the immediately preceding sentence, shall deliver the shares of Common Stock pursuant to the terms of the Designated Preferred Stock formerly evidenced by the certificate.

Section 20. Taxes. The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Designated Preferred Stock or shares of Common Stock or other securities issued on account of

Designated Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable, on account of the transfer of such Designated Preferred Stock, in respect of the issuance or delivery of shares of Designated Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Designated Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

Section 21. Notices. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of (a) receipt thereof and (b) (i) for notices sent within the United States, three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid or (ii) for notices sent outside the United States, two Business Days after the sending thereof if sent by recognized next day courier service, in any such case, addressed: (i) if to the Corporation, to its office at One SW Columbia Street, Suite 1200, Portland, Oregon 97258 (Attention: Corporate Secretary) or to the Transfer Agent at its office at Newport Office Center VII, 480 Washington Boulevard, Jersey City, New Jersey 07310 (Attn: General Counsel), or other agent of the Corporation designated as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of the Transfer Agent) or (iii) to such other address and by such other means as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 22. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional, preemptive or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.